Exhibit 1.2

HINES GLOBAL REIT II, INC.
Offering of up to $2,500,000,000 in Shares of Common Stock
FORM OF SELECTED DEALER AGREEMENT
Ladies and Gentlemen:
Hines Securities, Inc., as the dealer manager (“Dealer Manager”) for Hines Global REIT II, Inc. (the “Company”), a Maryland corporation, invites you (the “Dealer”) to participate in the distribution of shares of common stock (“Shares”) of the Company subject to the following terms:
I.Fourth Amended and Restated Dealer Manager Agreement
The Dealer Manager has entered into that certain Fourth Amended and Restated Dealer Manager Agreement with the Company and Hines Global REIT II Advisors LP effective as of [ ], in the form attached hereto as “Exhibit A” (the “Dealer Manager Agreement”). By your execution and acceptance of this Selected Dealer Agreement, you will become one of the Dealers referred to in such Dealer Manager Agreement between the Company and the Dealer Manager and will be entitled and subject to the provisions contained in such Dealer Manager Agreement, including, but not limited to, the representations and warranties and the indemnifications contained in such Manager Agreement, including specifically the provisions of Section 4.4 of such Dealer Manager Agreement wherein each Dealer, upon the execution of this Selected Dealer Agreement, severally agrees to indemnify and hold harmless, among others, the Company, the Dealer Manager and each officer and director thereof, and each person, if any, who controls the Company and the Dealer Manager within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the matters set forth in said Section 4.4 of the Dealer Manager Agreement. Such indemnification obligations shall survive the termination of this Selected Dealer Agreement and the Dealer Manager Agreement. Except as otherwise specifically stated herein, all terms used in this Selected Dealer Agreement have the meanings provided in the Dealer Manager Agreement. The Shares are offered solely through broker-dealers who are members of the Financial Industry Regulatory Authority (“FINRA”).
The Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. The Dealer shall use best efforts to sell the class or classes of the Company’s common stock indicated on Schedule II to this Agreement. Nothing in this Selected Dealer Agreement shall be deemed or construed to make the Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and the Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations except as set forth in the Prospectus and any and all authorized sales materials prepared or approved by the Company for use with potential investors in connection with the offering of its Shares (“Authorized Sales Materials”).

II.    Submission of Orders
Those persons who purchase Shares will be instructed by the Dealer to make their checks payable directly to Hines Global REIT II, Inc. Any Dealer receiving a Payment not conforming to the foregoing instructions shall return such Payment directly to such subscriber not later than the end of the next business day following its receipt. Payments received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods in this Article II. Transmittal of received investor funds will be made in accordance with the following procedures:
Where, pursuant to the Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and Payments are received from subscribers, Payments will be transmitted by the end of the next business day following receipt by the Dealer to an account designated by the Company.
Where, pursuant to the Dealer’s internal supervisory procedures, final and internal supervisory review is conducted at a different location, Payments will be transmitted by the end of the next business day following receipt by the Dealer to the office of the Dealer conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn transmit by the end of the next business day following receipt at a different location by the Final Review Office such Payments an account designated by the Company.
III.    Pricing
Except as may be otherwise provided for in the “Plan of Distribution” section of the Prospectus, Shares shall be offered to the public in any combination of Class A Shares, Class T Shares and Class I Shares, at the offering price set forth in the Prospectus and each class of Shares shall be offered pursuant to the Company’s distribution reinvestment plan at the offering price set forth in the Prospectus. The Company reserves the right to reallocate the shares of common stock being offered between Class A Shares, Class T Shares and Class I Shares and between the primary offering and the distribution and reinvestment plan. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or the Dealer Manager, a minimum initial purchase of $2,500 in Shares is required. Except as otherwise indicated in the Prospectus, additional investments may be made in minimum increments of at least $50.00. The Shares are nonassessable.
IV.    Dealers’ Commissions
Except for volume discounts and other discounts applicable to Class A Shares as described in the “Plan of Distribution” section of the Prospectus, which discounts shall be the responsibility of the Dealer to provide to investors who qualify, and except as otherwise provided in the “Plan of Distribution” section of the Prospectus, the Dealer Manager shall pay to the Dealer a selling commission that differs based on whether a Class A Share, Class T or Class I Share was sold. With respect to Class A Shares sold in the primary offering, the Dealer Manager shall pay the Dealer a selling commission of 7.0% of the gross proceeds from the Class A Shares sold by it and accepted and confirmed by the Company. With respect to Class T Shares sold in the primary offering, the

Dealer Manager shall pay the Dealer a selling commission of 2.0% of the gross proceeds from the Class T Shares sold by it and accepted and confirmed by the Company. The Dealer shall not be paid any selling commissions with respect to the sale of Class I Shares.
In addition, as set forth in the Prospectus, with respect to sales of Class A Shares, Class T and Class I Shares, the Dealer Manager may, in its sole discretion, reallow all or a portion of its dealer manager fee to the Dealer as a marketing fee; and may pay, out of a portion of its dealer manager fee, reimbursements of distribution and marketing-related costs and expenses, such as costs associated with attending or sponsoring conferences, technology costs, and other distribution and marketing-related costs and expenses of the Dealer. As set forth in Section 3.3 of the Dealer Manager Agreement, the Dealer Manager may reimburse the Dealer for bona fide out-of-pocket itemized and detailed due diligence expenses. The terms and conditions for payment of the fees and/or reimbursement arrangements shall be specified further in Schedule I to this Selected Dealer Agreement. Additionally, in the Dealer Manager’s discretion, it may reallow to the Dealer up to all of the distribution and stockholder servicing fee paid to the Dealer Manager pursuant to the Dealer Manager Agreement for the Class T Shares or Class I Shares sold by the Dealer. The amount of the distribution and stockholder servicing fee to be reallowed to the Dealer is set forth on Schedule II to this Selected Dealer Agreement. Notwithstanding the foregoing, if the Dealer Manager is notified that the Dealer is no longer the broker-dealer of record with respect to Class T Shares or Class I Shares sold by the Dealer, then the Dealer’s entitlement to the distribution and stockholder servicing fees related to such Class T Shares or Class I Shares, respectively, shall cease, and the Dealer shall not receive the distribution and stockholder servicing fees for any portion of the quarter in which the Dealer is not the broker-dealer of record on the last day of the quarter; provided, however, if the change in the broker-dealer of record with respect to such Class T Shares or Class I Shares is made in connection with a change in the registration of record for such Class T Shares or Class I Shares on the Company’s books and records (including, but not limited to, a re-registration due to a sale or a transfer or a change in the form of ownership of the account), then the Dealer shall be entitled to a pro rata portion of the distribution and stockholder servicing fees related to such Class T Shares or Class I Shares, respectively, for the portion of the quarter for which the Dealer was the broker-dealer of record. Thereafter, such distribution and stockholder servicing fees may be reallowed by the Dealer Manager to the then-current broker-dealer of record with respect to the Class T Shares or Class I Shares, if any, if such broker-dealer of record has entered into a Selected Dealer Agreement with the Dealer Manager that provides for such reallowance. In this regard, all determinations will be made by the Dealer Manager in good faith in its sole discretion. As set forth in Section 3.4 of the Dealer Manager Agreement, the Company will cease paying the distribution and stockholder servicing fees with respect to any particular Class T share sold in the primary offering on the earliest to occur of the following: (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the Company with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, the Advisor’s payment of a portion of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering; and (iv) the end of the month in which the underwriting compensation paid in the primary offering, including the Advisor’s payment of a portion of the dealer manager fees and the distribution and stockholder servicing fee paid with respect to the Class

T Shares held by a stockholder within his or her particular account equals 10.0% of the gross offering price at the time of investment of the Class T Shares held in such account. The Company will cease paying the distribution and stockholder servicing fee with respect to any particular Class I Share on the earlier of: (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, the Advisor’s payment of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering; and (iv) the end of the month in which the aggregate distribution and stockholder servicing fees paid with respect to the Class I Shares held by a stockholder within his or her particular account equals 1.5% of the gross offering price at the time of investment of the Class I Shares held in such account.
No selling commissions, dealer manager fees or distribution and stockholder servicing fees shall be paid with respect to Shares issued and sold pursuant to the Company’s distribution reinvestment plan. For these purposes, Shares shall be deemed to be “sold” if and only if a transaction has closed with a subscriber for Shares pursuant to all applicable offering and subscription documents, the Company has accepted the subscription agreement of such subscriber and such Shares have been fully paid for. The Dealer affirms that the Dealer Manager’s liability for commissions payable is limited solely to the proceeds of commissions receivable from the Company. The Dealer shall have the responsibility for disclosing to investors the terms of any such selling commissions, marketing fee or other reimbursement or payment and any preferential treatment provided to the Dealer Manager in connection therewith, if applicable and to the extent required.
The Dealer shall have no right to receive, and the Dealer Manager shall have no obligation to make, payment of any selling commissions, fees, or reimbursements until such time as the Dealer Manager is in receipt from the Company of such selling commissions, or the dealer manager fee from which such fees or reimbursements are to be paid.
The parties hereby agree that the foregoing selling commissions, fees and other payments are not in excess of the usual and customary distributors’ or sellers’ commissions, fees and payments received in the sale of securities similar to the Shares, that the Dealer’s interest in the Offering is limited to such selling commissions, fees and payments from the Dealer Manager and the Dealer’s indemnity referred to in Section 4 of the Dealer Manager Agreement, and that the Company is not liable or responsible for such payments to the Dealer.
V.    Payment
Payments of selling commissions will be made by the Dealer Manager (or by the Company as provided in the Dealer Manager Agreement) to the Dealer within 30 days of the receipt by the Dealer Manager of the gross commission payments from the Company.
VI.    Right to Reject Orders or Cancel Sales
All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order. Orders not accompanied by a Subscription Agreement and the required Payment for the Shares may be rejected. Issuance of the Shares will be made only after acceptance of the subscription from the Company and actual receipt by the Company of Payment therefor. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, the Dealer agrees to return to the Dealer Manager any commission or other payment theretofore paid with respect to such order within 30 days thereafter and, failing to do so, the Dealer Manager shall have the right to offset amounts owed against future commissions or other payments due and payable to the Dealer.
VII.    Prospectus and Supplemental Information
The Dealer is not authorized or permitted to give, and will not give, any information or make any representation (written or oral) concerning the Shares, except as set forth in the Prospectus and any Authorized Sales Materials. The Dealer Manager shall promptly notify the Dealer of any supplement or amendment to the Prospectus or Authorized Sales Materials. The Dealer Manager will supply the Dealer with reasonable quantities of the Prospectus, any supplements thereto and any amended Prospectus, as well as any Authorized Sales Materials, for delivery to investors, and the Dealer will deliver a copy of the Prospectus and all supplements thereto and any amended Prospectus to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor. The Dealer agrees that it will not send or give Authorized Sales Materials to an investor unless it has previously sent or given a Prospectus to that investor or has simultaneously sent or given a Prospectus with such Authorized Sales Materials. The Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. The Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing supplied to it by the Company or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of the Shares or any other securities. The Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously authorized or approved by the Dealer Manager. The Dealer agrees to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Exchange Act. Regardless of the termination of this Selected Dealer Agreement, Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act. On becoming a Dealer, and in offering and selling Shares, the Dealer agrees to comply with all the applicable requirements under the Securities Act and the Exchange Act.

VIII.    License and Association Membership
The Dealer’s acceptance of this Selected Dealer Agreement constitutes a representation to the Company and the Dealer Manager that the Dealer is currently, and at all times while performing its functions under this Selected Dealer Agreement will be, a properly registered broker-dealer under the Exchange Act, is duly licensed as a broker-dealer and authorized to sell Shares under Federal and state securities laws and regulations and in all states where it offers or sells Shares, and that it is a member in good standing of FINRA. This Selected Dealer Agreement shall automatically terminate if the Dealer (a) ceases to be a member in good standing of FINRA, (b) is subject to a FINRA suspension, (c) its registration as a broker-dealer under the Exchange Act is terminated or suspended, or (d) its registration as a broker-dealer in one or more states in which it offers or sells Shares is terminated or suspended. The Dealer agrees to notify the Dealer Manager immediately in writing if the Dealer (a) ceases to be a member in good standing with FINRA, (b) is subject to a FINRA suspension, or (c) its registration as a broker-dealer under the Exchange Act is terminated or suspended. The Dealer hereby agrees to abide by all applicable FINRA rules, including the NASD Conduct Rules, specifically including, but not limited to, FINRA Rules 2040 and 5141. The Dealer Manager represents and warrants that it is currently, and at all times while performing its functions under this Selected Dealer Agreement will be, a properly registered broker-dealer under the Exchange Act and under state securities laws to the extent necessary to perform the duties described in this Selected Dealer Agreement, and that it is a member in good standing with FINRA. The Dealer Manager agrees to notify the Dealer immediately in writing if it ceases to be a member in good standing with FINRA, is subject to a FINRA suspension, or its registration as a broker-dealer under the Exchange Act is terminated or suspended. The Dealer Manager hereby agrees to abide by all applicable FINRA rules, including NASD Conduct Rules, specifically including, but not limited to, FINRA Rules 2040 and 5141.
IX.    Anti-Money Laundering Compliance Programs
The Dealer’s acceptance of this Selected Dealer Agreement constitutes a representation to the Company and the Dealer Manager that the Dealer has established and implemented an anti-money laundering compliance program and customer identification program (“AML Program”) in accordance with applicable FINRA rules, including NASD Conduct Rules, the applicable rules and regulations of the SEC and the Bank Secrecy Act, Title 31 U.S.C. §§ 5311-5355 and related regulations (31 C.F.R. Chapter X) (collectively, the “AML Rules”), specifically including, but not limited to, 31 U.S.C. § 5318(h) (“Anti-money laundering programs”) requiring financial institutions, including securities broker-dealers, to establish anti-money laundering programs, 31 U.S.C. 5318(g) (“Reporting of suspicious transactions”) requiring financial institutions, including securities broker-dealers, to report suspicious transactions relevant to a possible violation of law or regulation, and 31 U.S.C. 5318(l) (“Identification and verification of accountholders”) and C.F.R. § 1023.220 (“Customer identification programs for broker-dealers”) requiring financial institutions, including securities broker-dealers, to establish, document and maintain written “Customer Identification Programs.” In addition, the Dealer represents that it has established and implemented a program for compliance with all regulations and programs administered by the Treasury Department’s Office of Foreign Assets Control (“OFAC Program”), and will continue to maintain its AML and OFAC

Programs consistent with AML Rules and OFAC requirements during the term of this Selected Dealer Agreement.
The Dealer shall, upon request by the Dealer Manager, provide an annual certification to the Dealer Manager that, as of the date of such certification, (1) it has implemented and is continuing to implement its AML Program and its OFAC Program, (2) its AML Program and its OFAC Program are consistent with the AML Rules and OFAC requirements, (3) it is currently in compliance with all AML Rules and OFAC requirements, and (4) that the Dealer will perform all of the specified requirements for Customer Identification Programs as required by 31 C.F.R. § 1023.220.
X.    Limitation of Offer; Suitability
The Dealer will offer Shares only to persons who meet the suitability standards set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager and will only make offers to persons in the states in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required.
In offering Shares, the Dealer will make every reasonable effort to determine the purchase of the Shares is a suitable and appropriate investment for each purchaser of the Shares pursuant to a subscription agreement solicited by the Dealer and will comply with the requirements imposed upon it by the Prospectus, the Securities Act, the Exchange Act, applicable Blue Sky laws, and all applicable FINRA rules, including NASD Conduct Rules, as well as all other applicable rules and regulations relating to suitability of investors and prospectus delivery requirements, including without limitation, the provisions of Article III.C. and Article III.E.1. of the NASAA REIT Guidelines. Nothing contained in this Selected Dealer Agreement shall be construed to impose upon the Company or the Dealer Manager the responsibility of assuring that prospective investors meet the suitability standards set forth in the Prospectus, or to relieve the Dealer from the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of this Prospectus.
The Dealer further represents, warrants and covenants to the Dealer Manager that neither the Dealer nor any person associated with the Dealer, shall offer or sell Shares in any jurisdiction except to investors who satisfy the investor suitability standards and minimum investment requirements under the most restrictive of the following: (a) applicable provisions of the Prospectus; (b) applicable laws of the jurisdiction of which such investor is a resident; or (c) applicable FINRA rules, including NASD Conduct Rules. The Dealer agrees to ensure that, in recommending or otherwise facilitating the purchase, sale or exchange of Shares to an investor, the Dealer, or any person associated with the Dealer engaging in such activities, shall have reasonable grounds to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period provided in such Rules) concerning his age, investment objectives, investment experience, income, net worth, other investments, financial situation and needs, and any other information known to the Dealer, or person associated with the Dealer, that (a) the investor is in a financial position appropriate to enable him to benefit from an investment in the Shares based upon the investor’s investment objectives and overall portfolio structure; (b) the investor has a fair market net worth sufficient to bear the economic risk inherent in an investment in Shares in the amount proposed, including loss, and lack of liquidity of such investment; (c) the investor has an apparent understanding of the fundamental risks of an investment in Shares, the lack of liquidity of the Shares, the background and qualifications of the sponsor, the Advisor to the Company and their affiliates, and the tax consequences of an investment in the Shares; and (d) an investment in Shares is otherwise suitable for such investor. The Dealer further represents, warrants and covenants that the Dealer, or a person associated with the Dealer, will make every reasonable effort to determine the suitability and appropriateness of an investment in Shares of each proposed investor by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each purchaser of Shares pursuant to a subscription solicited by the Dealer, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained, or accounts hereafter established. The Dealer agrees to retain such documents and records in the Dealer’s records for a period of six years from the date of the applicable sale of Shares and to make such documents and records available to (a) the Dealer Manager and the Company upon request, and (b) to representatives of the SEC, FINRA and applicable state securities administrators upon the Dealer’s receipt of an appropriate request for documents from any such agency. The Dealer shall not purchase any Shares for a discretionary account without obtaining the prior written approval of the Dealer’s Customer and his or her signature on a Subscription Agreement.
XI.    Due Diligence; Adequate Disclosure
Prior to offering the Shares for sale, the Dealer shall have conducted an inquiry such that the Dealer has reasonable grounds to believe, based on information made available to the Dealer by the Company or the Dealer Manager through the Prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating a purchase of Shares. In determining the adequacy of disclosed facts pursuant to the foregoing, the Dealer may obtain, upon request, information on material facts relating at a minimum to the following: (a) items of compensation; (b) physical properties; (c) tax aspects; (d) financial stability and experience of the Company and its advisor; (e) conflicts and risk factors; and (f) appraisals and other pertinent reports.
Notwithstanding the foregoing, the Dealer may rely upon the results of an inquiry conducted by an independent third party retained for that purpose or another dealer, provided that: (a) the Dealer has reasonable grounds to believe that such inquiry was conducted with due care by said independent third party or such other dealer; (b) the results of the inquiry were provided to the Dealer with the consent of the other dealer conducting or directing the inquiry; and (c) no dealer that participated in the inquiry is an affiliate of the Company.
Prior to the sale of the Shares, the Dealer shall inform each prospective purchaser of Shares of pertinent facts relating to the Shares including specifically the lack of liquidity and lack of marketability of the Shares during the term of the investment.
XII.    Compliance with Record Keeping Requirements
The Dealer agrees to comply with the record keeping requirements of the Exchange Act, including but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act. The Dealer further agrees to keep such records with respect to each of Dealer’s Customers, his suitability and the amount of Shares sold and to retain such records for such period of time as may be required by the SEC, any state securities commission, FINRA or the Company.
XIII.    Customer Complaints
Each party hereby agrees to promptly provide to the other party copies of any written or otherwise documented complaints from Dealer’s Customers received by such party relating in any way to the Offering (including, but not limited to, the manner in which the Shares are offered by the Dealer Manager or the Dealer), the Shares or the Company.
XIV.    Effectiveness; Termination; Amendment
This Selected Dealer Agreement shall become effective following the execution hereof by the Dealer and receipt and acceptance of such executed Selected Dealer Agreement by the Dealer Manager. For the avoidance of doubt, such effective date shall be noted on the Dealer Manager’s signature page to this Selected Dealer Agreement. The Dealer will immediately suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. The Dealer Manager or the Dealer may terminate this Selected Dealer Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Selected Dealer Agreement and the exhibits and schedules hereto shall constitute the entire agreement of the parties and shall supersede all prior agreements, if any, between the parties hereto.
This Selected Dealer Agreement may be amended at any time by the Dealer Manager upon providing 30 days written notice to the Dealer, provided that any such amendment shall be deemed accepted and agreed to by the Dealer upon placing an order for sale of Shares after he has received such notice.
XV.    Privacy Laws
Each of the Dealer Manager and the Dealer hereby agrees to abide by and comply with (A) any applicable privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999, (B) the privacy standards and requirements of any other applicable Federal or state law, and (C) its own internal privacy policies and procedures, each as may be amended from time to time.
XVI.    Notice
All notices will be in writing and will be duly given to the Dealer Manager when mailed to the attention of J. Mark Earley, President and Chief Executive Officer, Hines Securities, Inc. at 2800 Post Oak Boulevard, Suite 4700, Houston, Texas 77056-6118, and to the Dealer when mailed to the address specified by the Dealer herein.
XVII.    Attorney’s Fees and Applicable Law
In any action to enforce the provisions of this Selected Dealer Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Selected Dealer Agreement shall be construed under the laws of the State of Texas and shall take effect when signed by the Dealer and countersigned by the Dealer Manager. The Dealer and the Dealer Manager hereby acknowledge and agree that venue for any action brought hereunder shall lie exclusively in Houston, Texas.
XVIII.    Severability
In the event that any court of competent jurisdiction declares any provision of this Selected Dealer Agreement invalid, such invalidity shall have no effect on the other provisions hereof; which shall remain valid and binding and in full force and effect, and to that end the provisions of this Selected Dealer Agreement shall be considered severable.
XIX.    No Waiver
Failure by either party to promptly insist upon strict compliance with any of the obligations of the other party under this Selected Dealer Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance with respect to any obligation hereunder.
XX.    Assignment
This Selected Dealer Agreement may not be assigned by either party, except with the prior written consent of the other party. This Selected Dealer Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and permitted assigns.
XXI.    Authorization
Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this Selected Dealer Agreement as contemplated herein, and that the individual who has signed this Selected Dealer Agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this Selected Dealer Agreement.
[Signature pages follow.]

THE DEALER MANAGER:

HINES SECURITIES, INC.

By:_________________________________
J. Mark Earley
President and Chief Executive Officer

Effective Date: _______________________

We have read the foregoing Selected Dealer Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and that the errors and omissions insurance information set forth below is true and accurate, and we agree to advise you of any changes to the information listed on this signature page during the term of this Selected Dealer Agreement.
1. Identity of Dealer:

Name:

Type of entity:
	(to be completed by Dealer)	(corporation, partnership or proprietorship)

Organized in the State of:
	(to be completed by Dealer)	(State)

Licensed as broker-dealer in the following States:
(to be completed by Dealer)

Tax I.D. #:

2. Errors and Omissions Insurance Information:

Name of Insurance Company:

Amount of E&O Insurance:

Policy Number:

3. Person to receive notice pursuant to Section XVI:

Name:

Company:

Address:

City, State and Zip Code:

Telephone No.:

Telefax No.:

AGREED TO AND ACCEPTED BY THE DEALER:

(Dealer's Firm Name)

By:
(Signature)

Name:
(Please Print)

Title:

Date:

SCHEDULE I TO SELECTED DEALER AGREEMENT

This Schedule I to Selected Dealer Agreement is intended to reflect the terms of the marketing fees paid to
__________________________ (“Dealer”) and shall constitute a part of the Selected Dealer Agreement between Hines Securities, Inc. (“Dealer Manager”) and Dealer dated the _____ day of ________________, 20____ (the “Selected Dealer Agreement”) relating to the sale of shares (the “Shares”) of Hines Global REIT II, Inc. (the “Company”). Capitalized terms used herein, which are not specifically defined herein, shall have the same meanings as set forth in the Selected Dealer Agreement.

The payment of marketing fees to Dealer is intended to support actual marketing and sales distribution efforts provided by Dealer in support of the distribution of the Shares. The Dealer Manager’s obligation to pay marketing fees to Dealer hereunder shall be conditioned upon Dealer providing the marketing and sales distribution support summarized below:

1.
Dealer has internal marketing support personnel who will assist and provide substantial support to the Dealer Manager’s marketing personnel, and Dealer shall provide marketing and sales distribution support in connection with the distribution and sale of Shares of the Company equivalent to the highest level of marketing and sales distribution support provided to other product sponsors.

2.
Dealer will use its internal marketing communications systems to promote the product, which may include internal or external newsletters, internal intranet sites, internal mail, sponsor pages, approved product lists, conference calls, etc. Dealer Manager shall have the opportunity to provide newsletter submissions and other materials and content for written and e-mail communications to Dealer’s registered representatives.

3.
Dealer Manager shall be provided (i) updated lists of Dealer’s registered representatives, including names, addresses, and telephone numbers; (ii) lists of newly hired registered representatives; (iii) copies of Dealer’s sales and market share reports; and (iv) copies of Dealer’s conference calendars.

4.
Dealer Manager will have reasonable access to Dealer’s registered representatives and shall have the opportunity to invite registered representatives associated with Dealer to educational, training and due diligence conferences and meetings sponsored by the Dealer Manager, subject to Dealer’s applicable broker-dealer compliance approval procedures.

5.
Dealer Manager will be invited to attend and participate in all Dealer sponsored conferences and shall have the right to participate in such conferences. The payments to Dealer contemplated by this Agreement shall cover and include the amount of the conference fees for the Dealer Manager’s attendance at and participation in all conferences sponsored by Dealer available product sponsors.

6.	Dealer will assist its customers with account transfers, change of address requests, dividend reinvestments and share redemptions.

7.
Dealer will provide such other services as may be reasonably requested by its customers or the Dealer Manager from time to time and will maintain the technical support necessary to adequately service its customers and promote the distribution and sale of the Shares.

The parties to the Selected Dealer Agreement of which this Schedule I is a part hereby acknowledge and agree as follows:

8.
The marketing fees paid to Dealer shall be based upon the total volume of sales of Shares sold to customers of Dealer during the applicable calendar quarter and shall be subject to Dealer Manager’s verification of said sales volume.

9.	There will be no marketing fees paid to Dealer with respect to sales of Shares pursuant to the Company’s distribution reinvestment plan (“Non-Qualifying Shares”).

10.	The payment of marketing fees to Dealer contemplated hereby for sales made during the preceding calendar quarter shall be payable on or before the last day of the following month.

11.
The agreement between Dealer and the Dealer Manager regarding the payment of marketing fees set forth in this Schedule I is intended to comply with all applicable FINRA Rules regulating these types of arrangements and, in the event of any change in FINRA Rules limiting the payment of marketing fees to Dealer, the agreement between the parties will be modified so as to be consistent with such Rules or, in the event if any change in applicable FINRA Rules having the effect of prohibiting this arrangement, the agreement between the parties providing for payment of marketing fees shall be terminated.

12.	Either party to the Selected Dealer Agreement of which this Schedule I is a part may terminate the agreement at any time upon providing 15 days' notice to the other party.

In consideration for providing the foregoing services, Dealer Manager shall pay marketing fees to Dealer in an amount equal to __% of the aggregate proceeds received by the Company from the sale of Shares to customers of Dealer (excluding Non-Qualifying Shares) in transactions where Dealer acted as the broker-dealer of record, in accordance with the terms and conditions set forth above.

Any amendments or exceptions to this Schedule I or the provisions set forth above must be in writing or otherwise supported by written documentation.

AGREED AND ACKNOWLEDGED:

DEALER:

_________________________________________________

(Print Name of Dealer)

By:_______________________________________________
Name:____________________________________________

Title:_____________________________________________

HINES SECURITIES, INC.
SCHEDULE II TO SELECTED DEALER AGREEMENT

NAME OF ISSUER: HINES GLOBAL REIT II, INC.
NAME OF DEALER: ___________________________________
SCHEDULE II TO AGREEMENT DATED: ____________________________________

Check each applicable box below:

☐	Check this box if the Dealer is electing to sell Class A Shares.
☐	Check this box if the Dealer is electing to sell Class T Shares.
☐	Check this box if the Dealer is electing to sell Class I Shares.

Distribution and Stockholder Servicing Fee Reallowance (applicable ONLY if the Dealer sells Class T or Class I Shares)

The following reflects the reallowance of the distribution and stockholder servicing fee as agreed upon between the Dealer Manager and the Dealer in connection with sales of Class T Shares or Class I Shares by the Dealer, excluding Shares issued under the Company’s distribution reinvestment plan. Except as otherwise specifically stated herein, capitalized terms used in this Schedule not otherwise defined herein shall have the meanings given them in the Selected Dealer Agreement (the “Agreement”) between Dealer and Dealer Manager of which this Schedule is a part.

Subject to the terms of the Agreement, including without limitation Sections IV, V and VI of the Agreement, the Dealer Manager shall reallow to the Dealer 100% of the distribution and stockholder servicing fees received by the Dealer Manager with respect to Class T Shares and Class I Shares sold by the Dealer until such time as the Dealer has received aggregate distribution and stockholder servicing fees with respect to such Class T Shares or Class I Shares equal to (i) ___ % of the gross offering price at the time of purchase of such Class T shares or (ii) ___ % of the gross offering price at the time of purchase of such Class I Shares. The Dealer Manager will pay the distribution and stockholder servicing fee to the Dealer quarterly in arrears. Notwithstanding anything to the contrary contained in this Schedule, the Dealer affirms that the Dealer Manager’s liability for payment of the distribution and stockholder servicing fees to the Dealer is limited solely to the distribution and stockholder servicing fees received by the Dealer Manager from the Company associated with the Dealer’s sale of Class T Shares or Class I Shares, as applicable.
DEALER:

(Print Name of Dealer)

By:

Name:

Title:

Date: